Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CAPITALA SENIOR LIQUID LOAN FUND I, LLC
(A Delaware Limited Liability Company)

DATED AS OF MARCH 24, 2015

THEse securities ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOuLd be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

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ARTICLE 1

DEFINITIONS

ARTICLE 2

GENERAL PROVISIONS

Section 2.1	Amendment and Restatement of Existing Agreement	8
Section 2.2	Formation of Fund	9
Section 2.3	Fund Name	9
Section 2.4	Registered Agent and Office	9
Section 2.5	Purpose and Powers of the Fund	9
Section 2.6	Fiscal Year	9
Section 2.7	Liability of Members	9
Section 2.8	Member List	9

ARTICLE 3

FUND CAPITAL AND INTERESTS

Section 3.1	Capital Commitments	10
Section 3.2	Temporary Advances	10
Section 3.3	Defaulting Members	10
Section 3.4	Interest or Withdrawals	11
Section 3.5	Admission of Additional Members	11

ARTICLE 4

ALLOCATIONS

Section 4.1	Members Receiving Allocations	11
Section 4.2	Allocation of Net Profits and Net Losses	11
Section 4.3	Special Allocations	12
Section 4.4	Loss Limitation	13
Section 4.5	Curative Allocations	13
Section 4.6	Tax Allocations: Code Section 704(c)	14
Section 4.7	Other Allocation Rules	14

ARTICLE 5

DISTRIBUTIONS

Section 5.1	General	14

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(continued)

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(continued)

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FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CAPITALA SENIOR LIQUID LOAN FUND I, LLC
(A Delaware Limited Liability Company)

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), made and entered into as of March 24, 2015, is by and among Capitala Finance Corp., a Maryland corporation (the “BDC”) and Trinity Universal Insurance Company, a Texas corporation (“Trinity” and, together with the BDC, the “Members”), and Capitala Senior Liquid Loan Fund I, LLC, a Delaware limited liability company (the “Fund”), and amends and restates the Limited Liability Company Agreement of the Fund, dated as of January 5, 2015 (the “Existing Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in ARTICLE 1.

BACKGROUND STATEMENT

The Fund was formed on January 5, 2014 by the filing of its certificate of formation by the Delaware Secretary of State. The parties are entering into this Agreement to set forth their agreement regarding the management of the Fund and the respective rights and obligations of the parties hereto.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings specified below:

“Acceptance Period” has the meaning set forth in Section 8.1(g).

“Act” has the meaning set forth in Section 2.2.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant year, after giving effect to the following adjustments:

(a)          Credit to such Capital Account of any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Agent” means Capitala Advisors Corp., a North Carolina corporation.

“Administrative Services Agreement” means the Administrative Services Agreement between the Fund and the Administrative Agent, as amended from time to time with the approval of the Board of Managers.

“Affiliate” with respect to a Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Requirements” has the meaning set forth in Section 7.2(b).

“BDC” has the meaning set forth in the introductory paragraph.

“BDC Managers” has the meaning set forth in Section 6.2(a).

“Board of Managers” has the meaning set forth in Section 6.1.

“Business Day” means any day other than a Saturday, Sunday or holiday observed by the New York Stock Exchange LLC.

“Call Due Date” has the meaning set forth in Section 3.1(a).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(a)          To each Member’s Capital Account there shall be credited (i) such Member’s Capital Contribution, (ii) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 4.3, Section 4.4 or Section 4.5, and (iii) the amount of any Fund liabilities assumed by such Member or which are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and is contributed to the Fund by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Fund makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

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(b)          To each Member’s Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 4.3, Section 4.4 or Section 4.5, and (iii) the amount of any liabilities of such Member assumed by the Fund or which are secured by any property contributed by such Member to the Fund;

(c)          In the event a Membership Interest is assigned in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the assigned Membership Interest; and

(d)          In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Administrative Agent shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Fund or any Members), are computed in order to comply with such Regulations, the Administrative Agent may with the consent of the Board of Managers make such modification. The Administrative Agent with the consent of the Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Fund’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Commitment” means, with respect to any Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith, which amount is set forth on the Members List and which amount such Member has agreed to contribute to the Fund as such Member’s Capital Contribution.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash actually contributed to the equity capital of the Fund by such Member as set forth in Section 3.1. The Capital Contribution of a Member that is a Transferee of all or a portion of a Membership Interest shall include the Capital Contribution of the Transferor of such Membership Interest (or a pro rata portion thereof in the case of a Transfer of less than the entire Membership Interest of the Transferor).

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Confidential Information” has the meaning set forth in Section 10.4(a).

“Damages” has the meaning set forth in Section 7.3(b).

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“Defaulting Member” has the meaning set forth in Section 3.3.

“Depreciation” means, for any given fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset of the Fund for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Plan” means a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

“Existing Agreement” has the meaning set forth in the introductory paragraph.

“Fund” has the meaning set forth in the introductory paragraph.

“Fund Expenses” has the meaning set forth in Section 6.11.

“Fund Minimum Gain” means “partnership minimum gain” as defined in Regulations Section 1.704-2(b)(2) and determined in accordance with Regulations Section 1.704-2(d).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows (provided that any determination by the Administrative Agent pursuant to this sentence shall be effective only if approved by the Board of Managers):

(a)          the initial Gross Asset Value of any asset contributed by a Member to the Fund shall be the gross fair market value of such asset, as determined by the Administrative Agent;

(b)          the Gross Asset Values of all Fund assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Administrative Agent as of the following times: (i) the acquisition of additional Membership Interests in the Fund by any Person in exchange for more than a de minimis capital contribution or upon the exercise of an option; (ii) the distribution by the Fund to a Member of more than a de minimis amount of Fund property as consideration for Membership Interests; (iii) the grant of an interest in the Fund (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Fund; and (iv) the liquidation of the Fund within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

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(c)          the Gross Asset Value of any item of Fund assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Administrative Agent; and

(d)          the Gross Asset Values of Fund assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Profits” and “Net Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Indemnified Person” has the meaning set forth in Section 7.3(b).

“Investment” means an investment in Underlying Loans held, directly or indirectly, by the Fund from time to time. Investments do not include interests in any subsidiaries of the Fund and also do not include Leverage.

“Investment Committee” has the meaning set forth in Section 6.5(a).

“Investment Company Act” has the meaning set forth in Section 7.2(b).

“Leverage” has the meaning set forth in Section 6.7.

“LIBOR Rate” means the one-month London InterBank Offered Rate, which for purposes hereof shall be deemed to equal for each day of a calendar quarter such rate as of the first day of such quarter.

“Liquidator” means the Person or Persons conducting the liquidation of the Fund, chosen in accordance with Section 9.3(a).

“Manager” has the meaning set forth in Section 6.1.

“Member” has the meaning set forth in the introductory paragraph hereto, and also includes any other Person that becomes a Member of the Fund in accordance with the terms hereof.

“Member List” has the meaning set forth in Section 2.8.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

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“Member Nonrecourse Debt Minimum Debt Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Fund Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 704-2(i)(l) and 1.704-2(i)(l) and 1.704-2(i)(2).

“Membership Interest” means a Person’s share of the Net Profits and Net Losses of, and right to receive distributions from, the Fund.

“Membership Interest Percentage” in respect of a Member means the percentage of the Capital Commitments of all of the Members represented by such Member’s Capital Commitment.

“Net Profits” or “Net Losses” means, with respect to any fiscal year, an amount equal to the Fund’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)          Any income of the Fund that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b)          Any expenditures of the Fund described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c)          In the event the Gross Asset Value of any Fund asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year, computed in accordance with the definition of Depreciation;

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(f)          To the extent an adjustment to the adjusted tax basis of any Fund asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Fund, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g)          Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5 shall not be taken into account in computing Net Profits or Losses.

The amounts of the items of Fund income, gain, loss or deduction available to be specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(i)(2).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Notice of Intent” has the meaning set forth in Section 8.1(g).

“Officer” has the meaning set forth in Section 6.4(a).

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred by the Fund, the BDC, the Administrative Agent or their Affiliates in connection with the formation and capitalization of the Fund, the initial offering of Fund interests to the BDC and Trinity, and the preparation by the Fund to commence its business operations, including, without limitation, reasonable and documented (i) fees and disbursements of legal counsel to the Fund, the Administrative Agent and its Affiliates, (ii) accountant fees and other fees for professional services, and (iii) travel costs and other out-of-pocket expenses.

“Permitted Affiliate Transfer” has the meaning set forth in Section 8.1(a).

“Permitted Affiliate Transferee” means the Affiliate of a Member to whom the Member’s Membership Interest is transferred pursuant to a Permitted Affiliate Transfer.

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“Proceeding” has the meaning set forth in Section 7.4(a).

“RBH” has the meaning set forth in Section 11.8.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

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“Regulatory Allocations” has the meaning set forth in Section 4.5.

“Reserved Amount” has the meaning set forth in Section 5.3(a).

“Sale Period” has the meaning set forth in Section 8.1(g).

“SEC” has the meaning set forth in Section 9.2(c).

“Tax Matters Partner” has the meaning set forth in Section 6.10.

“Temporary Advance” has the meaning set forth in Section 3.2.

“Temporary Advance Rate” with respect to any period means the rate equal to (i) the sum of the average LIBOR Rate during such period (expressed as an annual rate) plus three percent (3.0%) per annum, multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided that the Temporary Advance Rate for any Temporary Advance outstanding for less than four days shall equal zero.

“Transfer” means the transfer of ownership by sale, exchange, assignment, gift, pledge , donation, grant or other transfer of any kind, whether voluntary or involuntary, including transfers by operation of law or legal process and whether voluntary or involuntary.

“Trinity” has the meaning set forth in the introductory paragraph.

“Trinity Managers” has the meaning set forth in Section 6.2(a).

“Underlying Loans” has the meaning set forth in Section 2.5.

“Value” as of the date of computation with respect to some or all of the assets or liabilities of the Fund, the value of such assets or liabilities determined in accordance with Section 10.5.

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1           Amendment and Restatement of Existing Agreement. This Agreement amends and restates the Existing Agreement. The BDC, as the sole member and manager of the Fund prior to the effectiveness of this Agreement, hereby consents to such amendment and restatement.

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Section 2.2           Formation of Fund. The Fund was formed under and shall be operated in accordance with the terms of the Delaware Limited Liability Company Act, as amended (the “Act”).

Section 2.3           Fund Name. The name of the Fund shall be “Capitala Senior Liquid Loan Fund I, LLC,” or such other name as approved by the Board of Managers.

Section 2.4           Registered Agent and Office. The registered agent and office of the Fund shall be as provided in the Fund’s certificate of formation, or as otherwise determined by the Board of Managers.

Section 2.5           Purpose and Powers of the Fund. The purpose of the Fund shall be to make loans, and purchase assignments or participations in loans that have already been made (in either case, “Underlying Loans”), either directly or indirectly through subsidiaries or other Persons, and to engage in any other lawful business.

Section 2.6           Fiscal Year. The fiscal year of the Fund shall be the period beginning on January 1 and ending on December 31 of each year.

Section 2.7           Liability of Members. Except as expressly provided in this Agreement, a Member shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Fund only as is provided by the Act. A Member that receives a distribution made by the Fund in violation of the Act shall be liable to the Fund for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members shall not otherwise be liable for the repayment, satisfaction or discharge of the Fund’s debts, liabilities and obligations, except that each Member shall be required to make its Capital Contribution in accordance with the terms of this Agreement and shall be required to repay any distributions by the Fund to such Member which are not made in accordance with this Agreement.

Section 2.8           Member List. The Administrative Agent shall cause to be maintained in the principal office of the Fund a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members or of the Board of Managers shall be required for the Administrative Agent to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

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ARTICLE 3

FUND CAPITAL AND INTERESTS

Section 3.1           Capital Commitments.

(a)          Making of Capital Calls. Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars. Each such payment shall be made from time to time after notice from the Administrative Agent specifying the amount then to be paid. Such amount shall be payable on the date set forth in such notice provided by the Administrative Agent (the “Call Due Date”), but such date may not be sooner than three Business Days following the date on which the Administrative Agent provides the Members with such notice. The Administrative Agent shall be required to obtain the approval of the Board of Managers for each such capital call made to the Members. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b)          Return of Unused Contributions. Any Capital Contributions that have been drawn down from the Members but that have not been used by the Fund either for investment in Underlying Loans or the payment of Fund Expenses within ninety (90) days of the Call Due Dates with respect to such Capital Contributions will be distributed to such Members in the same proportion in which such Capital Contributions were made.

Section 3.2           Temporary Advances. The BDC, in its discretion, may make loans (“Temporary Advances”) to temporarily fund obligations of the Fund in respect of Underlying Loans (which have been made or acquired with the approval of the Board of Managers) or Fund Expenses until Capital Contributions are made by the Members as set forth in Section 3.1. Each Temporary Advance plus interest at the Temporary Advance Rate shall constitute an obligation of the Fund to the BDC and shall be returned by the Fund to the BDC.

Section 3.3           Defaulting Members. Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment on or before the tenth Business Day after the applicable Call Due Date, the Board of Managers, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Fund:

(a)          elect to charge the Defaulting Member interest at the Default Rate on the amount due from the Call Due Date until the earlier of (i) the date on which such payment is received by the Fund from the Defaulting Member, and (ii) the date, if any, on which the Defaulting Member’s Membership Interest is sold pursuant to Section 3.3(c);

(b)          cause the Fund to cease making distributions to the Defaulting Member, and apply any distributions that would otherwise be made to the Defaulting Member to the unpaid portion of the Defaulting Member’s Capital Commitment, or distribute such distributions that would otherwise be made to the Defaulting Member to the other Members;

(c)          sell to any Person (including any other Member or any of its Affiliates) the Defaulting Member’s Membership Interest for consideration at the valuation most recently approved in accordance with Section 10.5, such consideration to be paid to the Defaulting Member; or

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(d)          exercise and/or pursue any other legal remedy the Fund may have.

The Board of Managers’ election to pursue any one of such remedies shall not be deemed to preclude the Board of Managers from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently. Notwithstanding any provision of this Agreement to the contrary, a Defaulting Member shall remain fully liable to the creditors of the Fund to the extent provided by law as if such default had not occurred.

Section 3.4           Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Fund. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.5           Admission of Additional Members.

(a)          The Members may, with the approval of the Board of Managers, (i) admit additional Members upon terms approved by the Board of Managers, or (ii) permit existing Members to subscribe to additional interests in the Fund.

(b)          Each additional Member shall execute and deliver a written instrument satisfactory to the Board of Managers whereby such Member becomes a party to this Agreement, as well as a subscription agreement and any other documents required by the Board of Managers. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth herein. Upon the admission of or the increase in the interest of any Member as herein provided, the Administrative Agent is hereby authorized to update the Member List, as required, to reflect such admission or increase.

ARTICLE 4

ALLOCATIONS

Section 4.1           Members Receiving Allocations. All Net Profits and Net Losses shall be allocated to the Persons shown in the records of the Administrative Agent to have been Members as of the last day of the taxable year for which the allocation is to be made. Notwithstanding the foregoing, if there is a Transfer of Membership Interests during a taxable year, Net Profits and Net Losses shall be allocated between the Transferor and the Transferee of such Membership Interests to reflect their varying interests during the year in a manner selected by the Administrative Agent and permissible under federal tax law, which in all cases shall take into account any extraordinary non-recurring items of profit or loss of the Fund.

Section 4.2           Allocation of Net Profits and Net Losses. Except as otherwise provided in this Agreement, all Net Profits and Net Losses shall be allocated among the Members pro rata in accordance with their respective Membership Interest Percentages.

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Section 4.3           Special Allocations. The following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Fund Minimum Gain during any year, each Member shall be specially allocated items of Fund income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Fund Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Fund income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704 1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Fund income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 4 have been made as if this Section 4.3(c) were not in the Agreement.

(d)          Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any year which is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Fund income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of the amount the Member is obligated to restore after all other allocations provided for in this ARTICLE 4 have been made as if Section 4.3(c) and this Section 4.3(d) were not in the Agreement.

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(e)          Nonrecourse Deductions. Nonrecourse Deductions for any year shall be specially allocated to the Members pro rata in accordance with their respective Membership Interest Percentages.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)          Section 754 Adjustments. To the extent that, under Regulations Section 1.704 1(b)(2)(iv)(m)(2) or 1.704 1(b)(2)(iv)(m)(4), an adjustment to the adjusted tax basis of any Fund asset pursuant to Code Section 734(b) or Code Section 743(b) is required in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Membership Interest Percentages in the event Regulations Section 1.704 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704 1(b)(2)(iv)(m)(4) applies.

Section 4.4           Loss Limitation. Net Losses allocated pursuant to Section 4.2 and Section 4.3 shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 4.2 and Section 4.3, the limitation set forth in this Section 4.4 shall be applied on a Member-by-Member basis, and Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

Section 4.5           Curative Allocations. The allocations set forth in Section 4.3 and Section 4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Fund income, gain, loss or deduction pursuant to this Section 4.5. Therefore, notwithstanding any other provision of this ARTICLE 4 (other than the Regulatory Allocations), the Administrative Agent shall make such offsetting special allocations of Fund income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Fund items were allocated pursuant to Section 4.1 and Section 4.2.

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Section 4.6           Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Fund shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Fund for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using one or more methods set forth in Regulations Section 1.704-3 as selected by the Administrative Agent with the consent of the Board of Managers. In the event the Gross Asset Value of any Fund asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using one or more methods selected by the Administrative Agent with the consent of the Board of Managers. Any elections or other decisions relating to such allocations shall be made by the Administrative Agent with the consent of the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4.7           Other Allocation Rules. The Members are aware of the income tax consequences of the allocations made by this ARTICLE 4 and hereby agree to be bound by the provisions of this ARTICLE 4 in reporting their shares of Fund income and loss for income tax purposes. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Fund within the meaning of Regulations Section 1.752 3(a)(3), the Members’ interests in the Fund’s Net Profits are in proportion to their Membership Interest Percentages. To the extent permitted by Regulations Section 1.704-2(h)(3), the Administrative Agent shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

ARTICLE 5

DISTRIBUTIONS

Section 5.1           General.

(a)          Regularly Quarterly Distributions. To the extent of available cash and cash equivalents, the Administrative Agent shall cause the Fund to make distributions quarterly in such amounts as determined by the Board of Managers, shared among the Members as set forth below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.

(b)          Other Distributions. As determined by the Board of Managers, the Fund may make one or more distributions, from time to time, in addition to those pursuant to Section 5.1(a) from available cash and cash equivalents received from one or more Investments, provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3.

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(c)          Distributions Priority. Except as otherwise provided in this ARTICLE 5 or Section 9.3, distributions shall be shared among the Members as follows:

(i)          First, to pay any outstanding Temporary Advances and any interest accrued thereon; and

(ii)         Second, to the Members as distributions in respect of their interests in the Fund in proportion to their respective Membership Interest Percentages.

Section 5.2           Withholding. The Administrative Agent may cause the Fund to withhold from any distribution to any Member any amount which the Fund has paid or is obligated to pay in respect of any withholding or other tax, including without limitation, any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Fund’s withholding obligation, any amount which the Fund is obligated to pay shall be deemed an interest-free advance from the Fund to such Member, payable by such Member by withholding from subsequent distributions or within ten days after receiving written request for payment from the Fund.

Section 5.3           Reserves; Certain Limitations; Distributions in Kind. Notwithstanding the foregoing provisions:

(a)          The Fund shall withhold from any distribution any amount called for purposes of making an Investment (until the Board of Managers shall have determined not to make such Investment), as well as any reasonable reserve required by the Board of Managers for working capital of the Fund or for Fund Expenses. Any part or all of such reserved amount (“Reserved Amount”) that is released from reserve (other than to make payments on account of a purpose for which the reserve was established) shall be distributed to the Members in accordance with Section 3.1(b), Section 5.1(c) and Section 5.2.

(b)          In no event shall the Fund make a distribution to the extent that it would (i) render the Fund insolvent, or (ii) violate the Act.

(c)          The Fund shall make in-kind distributions only with the approval of the Board of Managers. Unless the Board of Managers agrees otherwise, distributions of securities and of other non-cash assets of the Fund shall only be made pro rata to all Members (in proportion to their respective shares of the total distribution) with respect to each security or other such asset distributed.

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ARTICLE 6

MANAGEMENT OF FUND

Section 6.1           Board of Managers. The management of the Fund and its affairs shall be vested in a “Board of Managers” consisting of four members (each, a “Manager”) chosen in accordance with Section 6.2. The Managers need not be Members and need not be residents of the State of Delaware. Except to the extent that the approval of the Members or the Investment Committee is expressly required by this Agreement, the Board of Managers shall have the full, exclusive and complete authority to manage the affairs of the Fund. Without limiting the power and authority of the Board of Managers hereunder, Schedule A hereto, which is incorporated by reference herein, sets forth a non-exclusive list of matters which shall require approval by the Board of Managers. The Managers shall constitute the managers of the Fund for purposes of the Act. Any action authorized by the Board of Managers shall constitute the act of and serve to bind the Fund. Persons or entities dealing with the Fund are entitled to rely conclusively on the power and authority of the Board of Managers as set forth in this Agreement.

Section 6.2           Appointment and Removal of Managers.

(a)          Trinity Managers. Trinity shall have the right to appoint up to two Managers (the “Trinity Managers”). The initial Trinity Managers are John Boschelli and Jonathan Wilson. Trinity shall have the power to remove a Trinity Manager at any time with or without cause, and in such case may appoint such Person’s replacement. A Trinity Manager shall also cease to be a Manager upon such Person’s written resignation, death or incapacity, and in any such event Trinity may appoint such Person’s replacement. Trinity shall notify the other Members and the Board of Managers promptly if any Trinity Manager ceases to be a Manager and of any replacement of a Trinity Manager. If Trinity ceases to be a Member, or becomes a Defaulting Member, the Trinity Managers shall at the same time cease to be Managers, and Trinity shall no longer have any right to appoint a replacement for such Persons.

(b)          BDC Manager. The BDC shall have the right to appoint up to two Managers (the “BDC Managers”). The initial BDC Managers are Joseph B. Alala, III and Stephen Riddell. The BDC shall have the power to remove a BDC Manager at any time with or without cause, and in such case may appoint such Person’s replacement. A BDC Manager shall also cease to be a Manager upon such Person’s written resignation, death or incapacity, and in any such event the BDC may appoint such Person’s replacement. The BDC shall notify the other Members and the Board of Managers promptly if any BDC Manager ceases to be a Manager and of any replacement of a BDC Manager. If the BDC ceases to be a Member, or becomes a Defaulting Member, the BDC Managers shall at the same time cease to be Managers, and the BDC shall no longer have any right to appoint a replacement for such Persons.

(c)          Member-Appointed Manager. If at any time neither Trinity nor the BDC is a Member, the Fund shall have a single Manager appointed by Members acting unanimously.

Section 6.3           Meetings of the Board of Managers.

(a)          Meetings Generally. The Board of Managers shall not be required to hold regular meetings. The Board of Managers may provide, by resolution, the time and place for the holding of regular meetings. Special meetings of the Board of Managers may be called by or at the request of any Manager. Such a meeting may be held either within or without the State of Delaware, as fixed by the Person or Persons calling the meeting.

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(b)          Notice of Meetings. Regular meetings of the Board of Managers, if established, may be held without notice. For so long as there are both Trinity Managers and BDC Managers present, a meeting may only be held with the attendance of at least one Trinity Manager and one BDC Manager. The Person or Persons calling a special meeting of the Board of Managers shall, at least two days before the meeting, give or cause to be given notice thereof to all Managers. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. Any Manager may waive notice of any meeting before, during or after the meeting. A Manager’s attendance at or participation in a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting, or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

(c)          Action by the Board of Managers. The affirmative vote of all Managers in attendance at any meeting of the Board of Managers shall constitute the act of the Board of Managers hereunder and the act of the Managers for purposes of the Act. As used in this Agreement, the phrases “the approval of the Board Managers,” “the consent of the Board of Managers,” “as determined by the Board of Managers” and similar phrases mean the approval as set forth in the preceding sentence, except as expressly provided otherwise in this Agreement.

(d)          Presumption of Assent. A Manager who is present at a meeting of the Board of Managers when board action is taken is deemed to have assented to the action taken unless (i) the Manager objects at the beginning of the meeting, or promptly upon the Manager’s arrival, to holding the meeting or to transacting business at the meeting, (ii) the Manager’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the Manager files written notice of the Manager’s dissent or abstention with the Administrative Agent for filing in the Fund’s records either at or immediately after the adjournment of the meeting. Such right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

(e)          Action Without Meeting. The Board of Managers may act without a meeting if one or more written consents, describing the action to be taken, is signed by all of the Managers and delivered to the Administrative Agent for filing in the Fund’s records.

(f)          Participation in Meeting by Telephone. The Managers may participate in a meeting of the Board of Managers or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

(g)          Compensation. The Managers will not receive any compensation. However, the Managers shall be reimbursed by the Fund for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board of Managers.

Section 6.4           Delegation of Authority.

(a)          Appointment of Officers. The Board of Managers may from time to time appoint and delegate to one or more individuals (each an “Officer”) any portion of authority granted to the Board of Managers hereunder as the Board of Managers deems appropriate, provided that the appointment of members of the Investment Committee is governed by Section 6.5(b) and not this Section 6.4(a). No such delegation shall relieve the Managers of their duties and obligations, or limit the authority of the Board of Managers, set forth herein.

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(b)          Removal of Officers. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. A Person may be removed as an Officer with the consent of the Board of Managers at any time with or without cause, provided that the removal of members of the Investment Committee is governed by Section 6.5(b) and not this sentence. A Person may resign as an Officer at any time by delivering written notice to all Managers.

(c)          Compensation. An Officer may be paid for his or her services by the Fund as determined by the Board of Managers.

Section 6.5           Investment Committee.

(a)          Establishment of Investment Committee. No Investment shall be made or disposed of by the Fund, and no consent shall be granted or other action taken by the Fund in its capacity as the owner of an Investment (such as, for example, in respect of any late payment in respect of an Underlying Loan), unless such action shall first be approved by at least two members, including at least one member appointed by each of Trinity and the BDC, of an “Investment Committee” consisting of four members. The members of the Investment Committee shall be considered Officers and not Managers of the Fund for purposes of the Act.

(b)          Membership of Investment Committee. Trinity shall have the right to appoint two members of the Investment Committee and the BDC shall have the right to appoint two members of the Investment Committee. Trinity’s initial appointees to the Investment Committee are John Boschelli and Jonathan Wilson, and the BDC’s initial appointees to the Investment Committee are Joseph B. Alala, III and Stephen Riddell. The Member appointing a member of the Investment Committee may also remove and replace that Investment Committee member at any time with or without cause, and may also appoint the replacement for such member of the Investment Committee in the event that such Person resigns, dies or becomes incapacitated. If either Trinity or the BDC at any time ceases to be a Member, then such Person’s appointees to the Investment Committee shall also automatically cease to be members of the Investment Committee and such former Member shall no longer have the right to appoint replacement members of the Investment Committee.

(c)          Delegation to Investment Committee. The Board of Managers hereby delegates to the Investment Committee the authority to approve those matters set forth on Schedule B hereto, which is incorporated by reference herein, which shall require approval by the Investment Committee, but shall not require approval by the Board of Managers.

Section 6.6           Administrative Services Agreement. The Fund is entering into the Administrative Services Agreement with the Administrative Agent, pursuant to which certain administrative functions are delegated to the Administrative Agent. The Administrative Services Agreement is hereby approved by the Board of Managers, provided that amendments thereto are subject to approval by the Board of Managers. The function of the Administrative Agent shall be non-discretionary and administrative only.

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Section 6.7           Specific Consent Regarding Leverage. The Board of Managers hereby authorizes the BDC to cause either BDC Manager, acting in his capacity as a Manager, to contract for leverage on behalf of the Fund, whether in the form of one or more traditional loans or in the form of one or more derivative contracts (together, “Leverage”). Such Leverage may be in such form and on such terms as a BDC Manager acting under the direction of the BDC shall agree, and each BDC Manager is hereby authorized to execute the related documentation on behalf of the Fund as a Manager of the Fund. However, the Fund’s maximum potential liability under the documents creating any Leverage at the time the Fund enters into any such documents shall not exceed an amount that is twice the amount of the Fund’s total Capital Commitments without the approval of the Board of Managers. Additionally, in the event that the Board of Managers, the Fund or the Administrative Agent makes a good faith determination that, as of the end of any Business Day, the value of the Fund’s Investments as compared to the value of such Investments as of the end of the immediately preceding Business Day, has declined by an amount exceeding 15% of the total Capital Contributions to the Fund as of the time of determination, a meeting of the Board of Managers shall be called promptly to discuss the Leverage; provided, however, that in making the determination required by this sentence the Board of Managers and the Fund shall make appropriate adjustments for the effect of any dispositions of Investments occurring during the applicable time period.

Section 6.8           Specific Consent Regarding Affiliate Transactions. Aside from the Administrative Services Agreement, the Fund shall not enter into any transaction with the BDC, the Administrative Agent or any of their Affiliates without the consent of the Board of Managers. For the avoidance of doubt, this Section 6.8 shall not be interpreted to in any way diminish the general authority of the Board of Managers under Section 6.1.

Section 6.9           Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Fund by a Manager, or any other Person delegated by the Board of Managers, shall be conclusive evidence in favor of any third party dealing with the Fund that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Fund. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek the approval of the Board of Managers or the Investment Committee as set forth in this Agreement.

Section 6.10         Tax Matters Partner. For so long as it is a Member, the BDC shall be the “tax matters partner” of the Fund within the meaning of Section 6231(a)(7) of the Code (in such capacity, the “Tax Matters Partner”). If the BDC is at any time no longer a Member of the Fund, the Board of Managers shall appoint a replacement Tax Matters Partner. The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Fund. The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit of the Fund and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Partner on behalf of the Fund as Tax Matters Partner shall be Fund Expenses and shall be reimbursed by the Fund. In the event the Tax Matters Partner receives notice of a final Fund adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date such petition is filed, or (ii) mail a written notice to all Members within such period that describes its reasons for determining not to file such a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

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Section 6.11         Fund Expenses. The Fund shall pay or, if paid by the Administrative Agent, the BDC, any of their Affiliates or any of their employees or representatives, reimburse such Person on demand for, all expenses, fees, charges and liabilities incurred in connection with the conduct of the affairs and the management of the business of the Fund and its Investments (collectively, “Fund Expenses”), including without limitation: (a) all interest and expenses payable by the Fund on or in connection with any Leverage or any other indebtedness incurred by the Fund; (b) any taxes payable by the Fund to Federal, state, local and other governmental agencies; (c) any amounts payable or reimbursable to the Administrator under the Administration Agreement; (d) Organization Costs; (e) expenses of any type incurred in connection with or related to the actual or proposed acquisition or disposition of Underlying Loans, whether or not the contemplated transaction is consummated; (f) any amounts payable by the Fund in respect of its Investments; and (g) legal, insurance, accounting and auditing expenses. The Administrative Agent is hereby authorized by the Board of Managers to use any available funds of the Fund to meet Fund Expenses.

Section 6.12         Action by the Members. To the extent that this Agreement or any applicable law requires or permits the Members as a group in their capacities as members of the Fund to grant any approval or take any action, then such approval or action shall require the unanimous consent of all of the Members.

ARTICLE 7

DUTIES; LIABILITY; INDEMNIFICATION

Section 7.1           Duties. The Managers shall have no fiduciary duties to the Fund, the Members or other Persons other than the contractual duties of good faith and fair dealing contemplated by Section 18-1101(c) of the Act. The Officers shall have the same fiduciary duties as the Managers. To the maximum extent permitted by law, the Members, acting in their capacity as such, shall have no duties, fiduciary or otherwise, to the Fund, the Members or other Persons, except to the extent expressly set forth in this Agreement.

Section 7.2           Outside Transactions; Investment Opportunities; Time and Attention.

(a)          No Time Commitment. No Member, Manager or Officer shall be obligated to devote such Person’s full time or any specific portion of such Person’s time to the activities and affairs of the Fund.

(b)          No Deal Flow Right. The Administrative Agent and its Affiliates may manage or administer other investment funds and other accounts with similar or dissimilar mandates, and may be subject to the provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”), including, without limitation, Section 57 thereof, and the Investment Advisers Act of 1940, as amended, and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts (the “Allocation Requirements”). Except for any Allocation Requirement that may be applicable to the Fund, neither the Administrative Agent nor any Member, Manager or Officer shall be obligated to offer any investment opportunity, or portion thereof, to the Fund.

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(c)          Other Activities. Subject to the foregoing provisions of this Section 7.2 and other provisions of this Agreement, each Member, Manager and Officer, the Administrative Agent and each of their respective Affiliates and owners may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Fund, and the ownership of and investment in securities, and neither the Fund nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

Section 7.3           Limited Liability; Exculpation.

(a)          Limited Liability. To the maximum extent permitted by law, no Manager, Officer or Member shall be liable for the debts, liabilities or obligations of the Fund solely by reason of being a Manager, Officer or Member or participating in the management of the Fund’s affairs.

(b)          Exculpation. To the maximum extent permitted by law, neither any Member (including a Member in its capacity as the Tax Matters Partner), Manager, Officer or the Administrative Agent, nor any of their Affiliates, directors, managers, officers, owners, employees, or representatives (together, the “Indemnified Persons”) shall be liable to the Fund or to the Members for any cost, expense, damage, liability, or other similar amount (collectively, “Damages”) arising, directly or indirectly, from or in connection with any act or omission of such Person relating to the business and affairs of the Fund, so long as such act or omission did not constitute a breach of such Person’s duties (if any) under Section 7.1 (or in the case of the Administrative Agent, breach the standard of care set forth in the Administrative Services Agreement). In addition, any Member (including a Member in its capacity as the Tax Matters Partner), Manager or Officer or any of their Affiliates, directors, managers, officers, owners, employees, or representatives may consult with legal counsel selected with reasonable care and shall incur no liability to the Fund or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

Section 7.4           Indemnification.

(a)          Overview. Subject to the limitations and conditions as provided in this Section 7.4, each Indemnified Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, in respect of or relating to the Fund, shall be indemnified by the Fund to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Fund to provide broader indemnification rights than said law permitted the Fund to provide prior to such amendment) against all Damages actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, unless a court of competent jurisdiction shall have made a final determination that such Damages were primarily the result of gross negligence, fraud or intentional misconduct by the Indemnified Person seeking indemnification hereunder, in which case such indemnification shall not cover such Damages to the extent resulting from such gross negligence, fraud or intentional misconduct. Indemnification under this Section 7.4 shall continue as to Indemnified Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 7.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

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(b)          Reimbursement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to be paid or reimbursed by the Fund for the reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Indemnified Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnified Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Fund of a written undertaking by such Indemnified Person to repay all amounts so advanced if it shall be finally adjudicated that such Indemnified Person is not entitled to be indemnified under this Section 7.4 or otherwise.

(c)          Determination of Bad Acts. Unless there is a specific finding of gross negligence, fraud or intentional misconduct (or where such a finding is an essential element of a judgment or order), the termination of any Proceeding by judgment, order or settlement, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption for the purposes of this Section 7.4 that the Indemnified Person in question engaged in gross negligence, fraud or intentional misconduct.

(d)          Other Employees and Agents. The Board of Managers may provide for the Fund to advance expenses to other employees and agents of the Fund (other than Indemnified Persons) to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an Indemnified Person under Section 7.4(a) and Section 7.4(b).

(e)          Non-Exclusivity. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.4 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 7.4 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(f)          Successors and Assigns. The indemnification rights provided by this Section 7.4 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 7.4.

(g)          Fund Contributions. If for any reason (other than solely by operation of the terms of this Agreement) the indemnification provided herein is unavailable to an Indemnified Person, or insufficient to hold it harmless, then the Fund shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Fund on the one hand and the Indemnified Person on the other, but also the relative fault of the Fund and the Indemnified Person as well as any other relevant equitable considerations.

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ARTICLE 8

TRANSFERS OF FUND INTERESTS; WITHDRAWALS

Section 8.1           Transfers by Members.

(a)          Approval for Transfers. The Membership Interest of a Member may not be Transferred without the approval of the Board of Managers. Notwithstanding the foregoing, without approval of the Board of Managers, any Member may Transfer its entire Membership Interest to an Affiliate of such Member, if the transferor remains liable for its Capital Commitment (a “Permitted Affiliate Transfer”). No Transfer by a Member shall be binding upon the Fund until the Fund receives an executed copy of the agreement providing for such Transfer, which shall be in form and substance satisfactory to the Board of Managers, and any Transfer pursuant to this Section 8.1(a) shall be subject to satisfaction of the conditions set forth in Section 8.1(f).

(b)          Admission of Transferee. Any Person which acquires a Membership Interest by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member only upon the approval of the Board of Managers. The admission of a Transferee as a substitute Member shall be conditioned upon the Transferee’s written assumption, in form and substance satisfactory to the Board of Managers, of all obligations of the Transferor in respect of the Transferred Interest and execution of an instrument satisfactory to the Board of Managers whereby such Transferee becomes a party to this Agreement.

(c)          Transfer Upon Death. The legal representative of a deceased Person who holds a Membership Interest is hereby authorized to distribute the deceased individual’s direct or indirect interest in the Membership Interest, without liquidation thereof, to the Person or Persons entitled thereto under the applicable laws of testate or intestate succession. The legal representative of a deceased individual holding the direct or indirect interest in the Membership Interest shall promptly notify the Fund of such individual’s death. Neither the legal representative of the deceased individual nor any distributee of the deceased individual’s direct or indirect interest in the Membership Interest may require that the Membership Interest be redeemed or liquidated by the Fund. No Transferee of a deceased individual’s Membership Interest shall be a Member unless admitted in accordance with Section 8.1(b).

(d)          Rights of Non-Member Transferees. Any Transfer of a Membership Interest to a Person that has not been admitted as a Member pursuant to Section 8.1(b) shall be effective to give the Transferee of such Membership Interest only the right to receive, to the extent Transferred, the allocations of Net Profits and Net Losses and distributions to which the Transferor would have been entitled if the Transfer had not been made, and shall not be effective to admit the Transferee as a Member. Unless admitted as a Member pursuant to Section 8.1(b), such Transferee shall have (i) no right to vote or otherwise participate in any decisions of the Members or matters relating to the Fund, (ii) no right of access to the records of the Fund, and (iii) no other rights of any kind whatsoever except as described in this Section 8.1(d) or as required by applicable law.

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(e)          Obligations of All Transferees. Any Transferee of a Membership Interest, whether or not admitted as a Member, shall be subject to (a) the terms and conditions of this Agreement, including being subject to all of the obligations of the Members set forth herein as if such Transferee had been admitted as a Member, and (b) any claims or offsets relating to the Transferred Membership Interest that the Fund has against the Transferor of the Membership Interest at the time of such Transfer.

(f)          Further Restrictions on Transfer. As additional conditions to the validity of any Transfer of a Membership Interest, such Transfer shall not:

(i)          violate the registration provisions of the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(ii)         cause the Fund to cease to be entitled to the exemption from the definition of an “investment company” pursuant to Section 3(c)(7) of the Investment Company Act, and the rules and regulations of the Securities and Exchange Commission thereunder;

(iii)        result in the termination of the Fund under the Code or in the Fund being classified as a “publicly traded partnership” under the Code;

(iv)        unless the Board of Managers waives in writing the application of this clause (iv) with respect to such assignment (which the Board of Managers may refuse to do in its absolute discretion), be to a Person which is an ERISA Plan; or

(v)         cause the Fund or the other Members to be in violation of, or effect a Transfer to a Person that is in violation of, applicable law.

As a condition to granting its consent to a Transfer, the Board of Managers may require reasonable evidence as to the foregoing, including, without limitation, an opinion of counsel reasonably acceptable to the Board of Managers. Any purported Transfer as to which the conditions set forth in the foregoing clauses (i) through (v) above are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Fund, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g)          Right of First Offer. For so long as the Members are Trinity and the BDC or their respective Permitted Affiliate Transferees, each Member hereby unconditionally and irrevocably grants to the other Member or its designee a right of first offer to purchase or designate a third party to purchase all, but not less than all, of any Membership Interest that such other Member may propose to Transfer to another Person, except for Permitted Affiliate Transfers, at the valuation most recently approved in accordance with Section 10.5.

(i)          The Member proposing to make a Transfer that would be subject to this Section 8.1(g) must deliver written notice of its intention to Transfer such interest (the “Notice of Intent”) to the other Member not later than thirty (30) days prior to the proposed closing date of such Transfer. Such Notice of Intent shall contain the material terms and conditions of the proposed Transfer and shall identify the proposed transferee of such interest, if known.

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(ii)         The Member receiving the Notice of Intent shall have the right, for a period of fifteen (15) business days from the date of receipt of the Notice of Intent (the “Acceptance Period”), to accept the Membership Interest or to designate a third-party purchaser to accept such Membership Interest at the valuation most recently approved in accordance with Section 10.5 and on the terms stated in the Notice of Intent. Such acceptance shall be made by delivering a written notice to the selling Member and the Fund within the Acceptance Period stating that it elects to exercise its right of first offer and, if applicable, providing the identity of any Person that the non-transferring Member designates as the purchaser.

(iii)        Following expiration of the Acceptance Period without the Member receiving the Notice of Intent having during the Acceptance Period accepted the Membership Interest or designated a third-party purchaser to accept such Membership Interest in accordance with the immediately-preceding subparagraph (ii), the selling Member shall be free to sell its Membership Interest in the Fund to a third party in a Transfer (which third party shall be the party identified in the Notice of Intent, if known by the selling Member) that otherwise meets the requirements of this Section 8.1 on terms and conditions it deems acceptable (but at a price not less than the price and on terms not more favorable to the purchaser thereof than the price and terms stated in the Notice of Intent); provided that such sale takes place within sixty (60) days after the expiration of the Acceptance Period (the “Sale Period”). To the extent the selling Member Transfers its interest in the Fund during the Sale Period, the selling Member shall promptly notify the Fund, and the Fund shall promptly notify the other Member, as to the terms of such Transfer and the name of the owner(s) to whom the interest was Transferred. If no such sale occurs during the Sale Period, any attempted Transfer of such interest shall again be subject to the right of first offer set forth in this Section 8.1(g) and the procedures of this Section 8.1(g) shall be repeated de novo.

Section 8.2           Withdrawal by Members. Members may withdraw from the Fund only as approved by, and on terms agreed to by, the Board of Managers.

ARTICLE 9

TERM, DISSOLUTION AND LIQUIDATION OF FUND

Section 9.1           Term. Except as provided in Section 9.2, the Fund shall continue without dissolution indefinitely.

Section 9.2           Dissolution. The Fund shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)          a determination by the Board of Managers to dissolve the Fund;

(b)          a written notice by a Member to the other Member to dissolve the Fund, which notice shall become effective as stated therein but no less than ninety days after delivery (unless the other Member waives such notification requirement);

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(c)          a determination by the BDC on its providing written notice to the Board of Managers that the U.S. Securities and Exchange Commission (the “SEC”) has raised concerns under the Investment Company Act regarding the BDC’s interest in the Fund, including with respect to consolidation for GAAP or Investment Company Act purposes, or that there has been a determination by the SEC to subject the BDC’s participation in the Fund to an accounting or reporting treatment or other consequence which the BDC, in its sole discretion, determines to be materially adverse to it; or

(d)          the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 9.3, as modified by said decree, shall govern the winding up of the Fund’s affairs.

Section 9.3           Wind-down.

(a)          Liquidation by the Board of Managers. Upon the dissolution of the Fund, the Fund shall be liquidated in accordance with this Section 9.3 and the Act. The liquidation shall be conducted and supervised by the Board of Managers and the Investment Committee in the same manner provided by ARTICLE 6 with respect to the operation of the Fund during its term; provided that in the case of a dissolution and winding up of the Fund pursuant to Section 9.2(c), the BDC may elect, by written notice to the Board of Managers, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Fund in connection with the liquidation of the Fund, to the same extent as the Board of Managers and the Investment Committee would have during the term of the Fund.

(i)          Investments During Liquidation. From and after the date on which an event set forth in Section 9.2 becomes effective, the Fund shall cease to make Investments after that date, except for (i) Investments which the Fund was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) Investments in an issuer in which the Fund then has an Investment in which the Fund participates made with the approval of the Board of Managers within three (3) Business Days after receipt by the Board of Managers of written notice from any Member of the availability such an Investment, provided that no such approval shall be required in connection with an Investment in connection with a refinancing of the Fund’s prior Investment in such issuer or the sale of such issuer. Capital calls against the Capital Commitment of the Members shall cease from and after the date on which an event set forth in Section 9.2 becomes effective; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Fund continues to participate (as set forth in the immediately preceding sentence), Fund Expenses and all other obligations of the Fund. Subject to the foregoing, the Members shall continue to bear an allocable share of Fund Expenses and other obligations of the Fund until all Investments in which the Fund participates are repaid or otherwise disposed of in the normal course of the Fund’s activities.

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(ii)         Distributions During Liquidation. Distributions to the Members during the winding down of the Fund shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Board of Managers (or in the event of a dissolution and winding up of the Fund pursuant to Section 9.2(c), by a Member that has elected to act as liquidating agent pursuant to Section 9.3(a)), to fund Investments in which the Fund continues to participate (as set forth in the immediately preceding paragraph), Fund Expenses and all other obligations (including without limitation contingent obligations) of the Fund. Unless waived by the Board of Managers, the Fund also shall withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such year. A Member shall remain a member of the Fund until all Investments in which the Fund participates are repaid or otherwise disposed of, the Member’s allocable share of all Fund Expenses and all other obligations (including without limitation contingent obligations) of the Fund are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(b)          Final Allocations and Distributions. Upon dissolution of the Fund, final allocations of all items of Net Profits and Net Losses shall be made in accordance with ARTICLE 4. Upon dissolution of the Fund, the assets of the Fund shall be applied in the following order of priority:

(i)          to creditors (other than Members) in satisfaction of liabilities of the Fund (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Liquidator may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Fund;

(ii)         to establish any reserves which the Liquidator may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Fund; and

(iii)        the balance, if any, to the Members in accordance with Section 5.1(c).

(c)          Final Accounting. Each Member shall be furnished with a statement prepared by the Fund’s accountant, which shall set forth the assets and liabilities of the Fund as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 9.3, the Members shall cease to be such, and the Liquidator shall execute, acknowledge and cause to be filed a certificate of cancellation of the Fund.

ARTICLE 10

ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 10.1         Books and Accounts.

(a)          General. Complete and accurate books and accounts shall be kept and maintained for the Fund at its principal office by the Administrative Agent. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Fund for any purpose reasonably related to its interest in the Fund.

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(b)          Bank Accounts. All funds received by the Fund shall be deposited in the name of the Fund in such bank account or accounts or with such custodian, and securities owned by the Fund may be deposited with such custodian, as may be designated by the Board of Managers from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Fund as may be designated by the Board of Managers from time to time.

Section 10.2         Financial Reports; Tax Return.

(a)          Annual Financial Statements. The Administrative Agent shall engage an independent certified public accountant approved by the Board of Managers to act as the accountant for the Fund and to audit the Fund’s books and accounts as of the end of each fiscal year. As soon as practicable, but no later than one hundred and twenty days, after the end of such fiscal year, the Board of Managers shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 11.5, to each Member and to each former Member who withdrew during such fiscal year:

(i)          audited financial statements of the Fund as at the end of and for such fiscal year, including a balance sheet and statement of income, together with the report thereon of the Fund’s independent certified public accountant, which annual financial statements shall be approved by the Board of Managers;

(ii)         a statement of holdings of Investments of the Fund, including both the cost and the Value of such Investments, and a statement of such Member’s Capital Account; and

(iii)        to the extent that the requisite information is then available, a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Net Profits and Net Losses for such fiscal year and the amount of such Member’s Capital Account at the end of such fiscal year.

The Board of Managers shall also cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 11.5, to each Member and each former Member who withdrew during such fiscal year an unaudited draft statement of such Member’s Capital Account no later than ninety days after the end of each fiscal year of the Fund.

(b)          Tax Returns. The Board of Managers shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Fund all federal and state income tax returns of the Fund for such fiscal year.

(c)          Quarterly Financials. As soon as practicable, but in no event later than forty-five days, after the end of each of the first three fiscal quarters of a fiscal year, the Board of Managers shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 11.5, to each Member (i) unaudited financial information with respect to such Member’s allocable share of Net Profits and Net Losses and changes to its Capital Account as of the end of such fiscal quarter, and (ii) a statement of holdings of Investments of the Fund, including both the cost and the Value of such Investments.

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Section 10.3         Tax Elections. The Tax Matters Partner with the consent of the Board of Managers may, but shall not be required to, cause the Fund to make any election pursuant to the provisions of Section 754 or 1045 of the Code, or any other election required or permitted to be made by the Fund under the Code.

Section 10.4         Confidentiality.

(a)          General. Each Member agrees to maintain the confidentiality of the Fund’s records, reports and affairs, and all information and materials furnished to such Member by the Fund, the BDC, the Administrative Agent or their Affiliates with respect to their respective businesses and activities. Each Member further agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, regarding the Fund, the BDC, the Administrative Agent or their Affiliates provided or made available to such Member hereunder (“Confidential Information”). Each Member agrees not to disclose to any other Person any Confidential Information without the express prior written consent of the Board of Managers; provided that any Member may provide Confidential Information (i) to such Member’s employees, accountants, lenders, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (ii) to potential transferees of such Member’s Membership Interest that agree in writing, for the benefit of the Fund, to maintain the confidentiality thereof, but only after reasonable advance notice to the Fund; (iii) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Fund is given prior notice to enable it to seek a protective order or similar relief; (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; (v) in the case of the BDC, to the extent required by law in reporting to its shareholders; and (vi) in order to enforce rights under this Agreement. Notwithstanding the foregoing, the following shall not be considered Confidential Information for purposes of this Agreement: (A) information generally known to the public; (B) information obtained by a Member from a third party who is not prohibited from disclosing the information; (C) information in the possession of a Member prior to its disclosure by the Fund, the BDC, the Administrative Agent or their Affiliates; or (D) information which a Member can show by written documentation was developed independently of disclosure by the Fund, the BDC, the Administrative Agent or their Affiliates. Without limitation to the foregoing, Trinity shall not engage in the purchase, sale or other trading of securities or derivatives thereof based upon what it knows to be material non-public information received from the Fund, the BDC, the Administrative Agent or their Affiliates.

(b)          Publicity. The parties agree that a public announcement and/or similar publicity with respect to the transactions contemplated hereby will be issued by the BDC following the date hereof. The contents of such announcement and/or publicity by the BDC will be subject to the approval of Trinity (such approval not to be unreasonably withheld). For the avoidance of doubt, any such announcement and/or publicity may be transmitted by the BDC by email to its general contacts.

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(c)          Withholding Information. To the extent permitted by applicable law, and notwithstanding the provisions of this ARTICLE 10, each of the Fund and the Administrative Agent may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that (i) disclosure of such information to such Member likely would have a material adverse effect upon the Fund or any Investment due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Fund, the Administrative Agent or an Investment; or (ii) such Member cannot or will not adequately protect against the improper disclosure of Confidential Information, the disclosure of which likely would have a material adverse effect upon the Fund, the Administrative Agent or an Investment. Notwithstanding the foregoing, the Fund and the Administrative Agent shall promptly provide to each Member all relevant documents and information that would otherwise be required to be provided under this ARTICLE 10 but for the preceding sentence that is related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Fund.

(d)          Other Obligations. The Members (i) acknowledge that the Fund, the BDC, the Administrative Agent, their Affiliates, and their respective direct or indirect owners, managers, officers, directors and employees may acquire confidential third-party information that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Fund or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Fund or the Members.

Section 10.5         Valuation.

(a)          General. Valuations shall be made as of the end of each fiscal quarter and upon liquidation of the Fund in accordance with the following provisions and the Fund’s valuation guidelines then in effect (which shall be consistent with the BDC’s valuation guidelines then in effect):

(i)          Within forty-five (45) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the Board of Managers a report as to the recommended valuation as of such date, and provide such Persons with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii)         If the recommended valuation as of such date is approved by the Board of Managers, then the valuation that has been approved shall be final.

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(iii)        If there is an objection to the recommended valuation by a Manager, then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made), and shall determine a valuation of such asset(s) consistent with the valuation as of such date by the approved valuation expert, and such valuation shall be final. For this purpose, a valuation of an asset as of such date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of such date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by the Board of Managers or has been referenced in a previous valuation report by the Administrative Agent without objection by any Manager.

(iv)        Liabilities of the Fund shall be taken into account at the amounts at which they are carried on the books of the Fund, and provision shall be made in accordance with U.S. generally accepted accounting principles for contingent or other liabilities not reflected on such books and, in the case of the liquidation of the Fund, for the expenses (to be borne by the Fund) of the liquidation and winding up of the Fund’s affairs.

(v)         No value shall be assigned to the Fund name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records.

(b)          Binding Valuation. All valuations shall be made in accordance with the foregoing shall be final and binding on all Members, absent actual and apparent error. Valuations of the Fund’s assets by independent valuation consultants shall constitute a Fund Expense.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1         [Reserved].

Section 11.2         Force Majeure. Whenever any act or thing is required of any Person hereunder to be done within any specified period of time, such Person shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of such Person, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving such Person from the obligation to perform any such act or thing.

Section 11.3         Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 11.4         Waivers. No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of a Person hereunder may be waived only by such Person, and any such waiver shall be binding only on such Person. Except as specifically herein provided, no failure or delay by any Person in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

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Section 11.5         Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Fund, to the Fund’s principal office as set forth in the Fund’s records as kept by the Administrative Agent; and if intended for any Member, to the address of such Member set forth on the Fund’s records as maintained by the Administrative Agent, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this paragraph shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 11.6         Construction.

(a)          Captions. The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)          Singular and Plural. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)          References to this Agreement. The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)          Articles and Sections. References in this Agreement to Articles and Sections are intended to refer to Articles and Sections of this Agreement unless otherwise specifically stated.

(e)          Third Parties. Other than the rights of Indemnified Persons to indemnification and exculpation pursuant to Section 7.3 and Section 7.4, nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Fund or other Person that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Fund or other Person that is not a party hereto.

Section 11.7         Amendments. This Agreement may be amended at any time and from time to time with the approval of the Board of Managers.

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Section 11.8         Legal Counsel. The BDC has engaged Robinson, Bradshaw & Hinson, P.A. (“RBH”), as legal counsel to the Fund, the BDC and the Administrative Agent. Moreover, RBH has previously represented and/or concurrently represents the interests of the Fund, the BDC, the Administrative Agent and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves RBH’s representation of the Fund, the BDC and the Administrative Agent in the preparation of this Agreement; and (ii) acknowledges that RBH has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Fund or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (iii) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Fund or the Administrative Agent; and (iv) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, RBH may be precluded from representing the Fund and/or the BDC and/or the Administrative Agent (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Section 11.8 shall preclude the Fund from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Section 11.8 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Section 11.9         Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.

Section 11.10         Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 11.11         Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 11.12         Entire Agreement. This Agreement and the Subscription Agreements entered into between the Fund and each Member in connection with the Members’ subscription of interests in the Fund set forth the entire understanding among the parties relating to the subject matter hereof, any and all prior correspondence, conversations, memoranda or other writings (including the Existing Agreement) being merged herein and replaced and being without effect hereon. No promises, covenants or representations of any character or nature other than those expressly stated herein or in such Subscription Agreements have been made to induce any party to enter into this Agreement.

[Remainder of page left blank]

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IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of March 24, 2015.

FUND:

Capitala Senior Liquid Loan Fund I, LLC

By:	/s/ John Boschelli
Name: John Boschelli
Title: Manager

By:	/s/ Jonathan Wilson
Name: Jonathan Wilson
Title: Manager

By:	/s/ Joseph B. Alala, III
Name: Joseph B. Alala, III
Title: Manager

By:	/s/ Stephen Riddell
Name: Stephen Riddell
Title: Manager

BDC:

Capitala Finance Corp.

By:	/s/ Joseph B. Alala, III
Name: Joseph B. Alala, III
Title: President and Chief Executive Officer

TRINITY:

Trinity Universal Insurance Company

By:	/s/ John Boschelli
Name: John Boschelli
Title: Assistant Treasurer

Capitala Senior Liquid Loan Fund I

First A&R LLC Agreement

Schedule A

Without limiting the power and authority of the Board of Managers set forth in the Agreement, approval by the Board of Managers shall be required for the Fund to do any of the following:

1.	Enter into any transaction with a Member or an Affiliate of a Member (except as expressly permitted by the Agreement);

2.	Make an Investment in a Member or an Affiliate of a Member;

3.	Enter into hedging, swaps, forward contracts or other commodities transactions, except as permitted by Section 6.7 of the Agreement;

4.	Contract for Leverage on behalf of the Fund, except as permitted by Section 6.7 of the Agreement;

5.	Replace the Administrative Agent for the Fund, or modify or waive the terms of any administrative services agreement;

6.	Approve a Transfer of an interest in the Fund where required by ARTICLE 8 of the Agreement

7.	Take any action or decision which pursuant to any provision of the Agreement requires approval of the Board of Managers;

8.	Modify or waive any provision of the Agreement, including this Schedule A or modify the Certificate of Formation of the Fund in a manner adverse to the rights of any Member under the Agreement;

9.	Guarantee or otherwise become liable for, the obligations of other Persons;

10.	Materially change the business of the Fund or its subsidiaries from its current business or enter into any line business other than existing or related lines of business;

11.	Make, change or rescind any tax election;

12.	Settle or compromise with respect to any tax audit, claim, deficiency notice, suit or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

13.	Make short sales of securities;

14.	Change the name or principal office of the Fund or open additional offices of the Fund;

15.	Retain third-party agents on behalf of the Fund, open accounts with third parties on behalf of the Fund and designate signatures upon which withdrawals from accounts shall be made on behalf of the Fund;

16.	Adjust Net Profits or Net Losses to amortize Organization Costs or select a period over which to amortize Organization Costs;

17.	Determine a period to allocate Net Profits or Net Losses among the Members pursuant to Section 4.1;

18.	Approve an independent certified public accountant to act as the accountant for the Fund and to audit the Fund’s books and accounts as of the end of each fiscal year; provided that the retention of Ernst & Young as the Fund’s independent certified accountant for the initial fiscal year is hereby approved; and

19.	Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any subsidiary of the Fund, any parallel partnerships, corporations or other entities, or modify or waive the terms thereof.

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Schedule B

1.	Take any action or make any decision that results in the acquisition or disposition of an Investment;

2.	Grant any consent or take any other action as the owner of an Investment (such as, for example, in respect of any late payment in respect of an Underlying Loan); and

3.	Materially modify or waive the terms of any Investment.